Exhibit 3.1a

ARTICLES OF INCORPORATION

OF

Forgiven Bottling Group Inc.

1.

Name of Company:

Forgiven Bottling Group Inc.

2.

Resident Agent:

The resident agent of the Company is:

Excelsior Management, LLC

2808 Cowan Circle

Las Vegas, Nevada 89107

3.

Board of Directors:

The Company shall initially have two directors (2) who are T.J. Lavin and Charles Aday, whose address is 7005 Speedway Blvd., Suite F104, Las Vegas, Nevada 89115. These individuals shall serve as directors until a successor or successors have been elected and qualified.  The number of directors may be increased or decreased by a duly adopted amendment to the By-Laws of the Company.

4.

Authorized Shares:

The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be one hundred million (100,000,000) shares of Common Stock of the par value of ($.0001) each, and twenty five million (25,000,000) shares of Preferred Stock of the par value of ($.0001) each.  A description of the different classes of stock of the Corporation and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of such stock are as follows:

Issuance in Class or Series.  The Preferred Stock may be issued from time to time in one or more series, or divided into additional classes and such classes into one or more series.  The terms of a class or series, including all rights and preferences, shall be as specified in the resolution or resolutions adopted by the Board of Directors designating such class or series, which resolution or resolutions the Board of Directors is hereby expressly authorized to adopt.  Such resolution or resolutions with respect to a class or series shall specify all or such of the rights or preferences of such class or series as the Board of Directors shall determine, including the following, if applicable: (a) the number of shares to constitute such class or series and the distinctive designation thereof; (b) the dividend or manner for determining the dividend payable with respect to the shares of such class or series and the date or dates from which dividends shall accrue, whether such dividends shall be cumulative, and, if cumulative, the date or dates from which dividends shall accumulate and whether the shares in such class or series shall be entitled to preference or priority over any other class or series of stock of the Corporation with respect to payment of dividends; (c) the terms and conditions, including price or a manner for determining the price, of redemption, if any, of the shares of such class or series; (d) the terms and conditions of a retirement or sinking fund, if any, for the purchase or redemption of the shares of such class or series; (e) the amount which the shares of such class or series shall be entitled to receive, if any, in the event of any liquidation, dissolution or winding up of the Corporation and whether such shares shall be entitled to a preference or priority over shares of another class or series with respect to amounts received in connection with any liquidation, dissolution or winding up of the Corporation; (f) whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or any other series of the same or any other class or classes of stock, of the Corporation and the terms and conditions of any such conversion or exchange; (g) the voting rights, if any, of shares of stock of such class or series in addition to those granted herein; (h) the status as to reissuance or sale of shares of such class or series redeemed, purchased or otherwise reacquired, or surrendered to the Corporation upon conversion; (i) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Corporation or any subsidiary, of any other class or series of stock of the Corporation ranking junior to such shares as to dividends or upon liquidation; (j) the conditions, if any, on the creation of indebtedness of the Corporation, or any subsidiary; and (k) such other preferences, rights, restrictions and qualifications as the Board of Directors may determine. All shares of the Common Stock shall be of the same class and shall have equal dividend or distribution, liquidation and other rights. All shares of the Common Stock shall rank equally, and all shares of the Preferred Stock shall rank equally, and be identical within their classes in all respects regardless of series, except as to terms which may be specified by the Board of Directors pursuant to the above provisions. All shares of any one series of a class of Preferred Stock shall be of equal rank and identical in all respects, except that shares of any one series issued at different times may differ as to the dates on which dividends thereon shall accrue and be cumulative.

Other Provisions.  Shares of Common Stock or Preferred Stock of any class or series may be issued with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, option or special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors.  Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of stock may be made dependent upon facts ascertainable outside the resolution or resolutions of the Board of Directors providing for the issue of such stock by the Board of Directors, provided the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions or such class or series is clearly set forth in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. Shares of Common or Preferred Stock reacquired by the Corporation shall no longer be deemed outstanding and shall have no voting or other rights unless and until reissued.  Shares reacquired by the Corporation may be canceled and restored to the status of authorized and unissued stock by action of the Board of Directors.

Common Stock.  Except as otherwise provided in any resolution or resolutions adopted by the Board of Directors, the Common Stock shall (a) have voting power of the corporation; (b) entitle the holders thereof to one vote per share at all meetings of the stockholders of the Corporation; (c) entitle the holders to share ratably, without preference over any other shares of the Corporation, in all assets of the Corporation In the event of any dissolution, liquidation or winding up of the Corporation; and (d) entitle the record holder thereof on such record dates as are determined, from time to time, by the Board of Directors to receive such dividends, if any, if, as and when declared by the Board of Directors.

Preferred Stock.  Except as otherwise provided in any resolution or resolutions adopted by the Board of Directors, the Preferred Stock shall (a) have voting power of the corporation; (b) entitle the holders thereof to their commiserate ratio of votes per share, if any, as determined by the Board of Directors at the time of issuance at all meetings of the stockholders of the Corporation; (c) entitle the holders to share ratably, without preference over any other shares of the Corporation, in all assets of the Corporation In the event of any dissolution, liquidation or winding up of the Corporation; and (d) entitle the record holder thereof on such record dates as are determined, from time to time, by the Board of Directors to receive such dividends, if any, if, as and when declared by the Board of Directors.

5.

Preemptive Rights and Assessment of Shares:

Holders of Common and Preferred Stock of the Company shall not have any preference, preemptive right or right of subscription to acquire shares of the Company authorized, issued, or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the Company, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors in its sole discretion, may determine from time to time.

The Common and Preferred Stock of the Company, after the amount of the subscription price has been fully paid in, in money, property or services, as the directors shall determine, shall not be subject to assessment to pays the debts of the Company, nor for any other purpose, and no Common Stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended to provide for such assessment.

6.

Directors’ and Officers’ Liability

A director or officer of the Company shall not be personally liable to this Company or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends.  Any repeal or modification of this Article by stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Company for acts or omissions prior to such repeal or modification.

7.

Indemnity

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the Company, or who is serving at the request of the Company as a director or officer of another Company, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith.  Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.  The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Company as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.  Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Company to purchase or maintain insurance on behalf of any person who is or was a director or officer

8.

Amendments

Subject at all times to the express provisions of Section 5 on the Assessment of Shares, this Company reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its By-Laws, in the manner now or hereafter prescribed by statute or the Articles of Incorporation or said By-Laws, and all rights conferred upon shareholders are granted subject to this reservation.

9.

Power of Directors

In furtherance, and not in limitation of those powers conferred by statute, the Board of Directors is expressly authorized:

(a)  Subject to the By-Laws, if any, adopted by the shareholders, to make, alter or repeal the By-Laws of the Company;

(b) To authorize and caused to be executed mortgages and liens, with or without limitations as to amount, upon the real and personal property of the Company;

(c) To authorize the guaranty by the Company of the securities, evidences of indebtedness and obligations of other persons, corporations or business entities;

(d)  To set apart out of any funds of the Company available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve;

(e) By resolution adopted by the majority of the whole board, to designate one or more committees to consist of one or more directors of the of the Company, which, to the extent provided on the resolution or in the By-Laws of the Company, shall have and may exercise the powers of the Board of Directors in the management of the affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it.  Such committee or committees shall have name and names as may be stated in the By-Laws of the Company or as may be determined from time to time by resolution adopted by the Board of Directors.

All the corporate powers of the Company shall be exercised by the Board of Directors except as otherwise herein or in the By-Laws or by law.

IN WITNESS WHEREOF, I hereunder set my hand this 30th day of August, 2010, hereby declaring and certifying that the facts stated hereinabove are true.

Signature of Incorporator

Name:

Richard A. Taulli, COO

Excelsior Management, LLC

Address:

2808 Cowan Circle

Las Vegas, Nevada 89107

Signature:  /s/ Richard A Tauli, COO

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